Exhibit (10.3)

ECOLAB INC.

2010 Stock incentive PLAN

(Amended and Restated Effective May 2, 2013)

DECLARATION OF AMENDMENT

WHEREAS, Ecolab Inc. (the “Company”) has established and currently maintains the Ecolab Inc. 2010 Stock Incentive Plan (as Amended and Restated effective May 2, 2013) (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to authorize the committee administering the Plan to delegate its duties, powers and authority of administration for incentive awards granted to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, for the limited purpose set forth herein.

NOW, THEREFORE, pursuant to the amending power reserved to the Board of Directors of the Company by section 19 of the Ecolab Inc. 2010 Stock Incentive Plan (As Amended and Restated Effective as of May 2, 2013) (the “Plan”), the Company hereby amends the Plan effective as of February 22, 2019 by amending Section 3.1 to read as follows:

“3.1The Committee. The Plan will be administered by the Board or by a committee of the Board. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, who are “independent” as required by the listing standards of the New York Stock Exchange and who are “outside directors” within the meaning of Section 162(m) of the Code, but any action taken by such a committee shall be valid and effective even if the members of such committee at the time of such action are later determined not to have satisfied all the requirements for membership specified above. Such a committee, if established, will act by majority approval of the members (unanimous approval with respect to action by written consent), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to one or more of its members, to any other member of the Board or to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that except for the Committee’s administrative powers set forth in Section 3.2(a)(iii) of the Plan only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act or whose compensation in the fiscal year may be subject to the limits on deductible compensation pursuant to Section 162(m) of the Code. The Committee may also delegate to one or more agents or advisors such non-discretionary administrative duties or powers as it deems advisable. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.”

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers and its corporate seal to be affixed.

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Dated: April 15, 2019	ECOLAB INC.
(Seal)	/s/ Douglas M. Baker, Jr.
Douglas M. Baker, Jr. Chairman of the Board and Chief Executive Officer
Attest:
/s/ Michael C. McCormick
Michael C. McCormick Executive Vice President, General Counsel and Secretary